Exhibit 99.1
ANTHROPIC LONG-TERM BENEFIT TRUST
AMENDED AND RESTATED TRUST AGREEMENT
June 29, 2023 (as amended and restated, [__________])
WHEREAS, Anthropic, PBC, a Delaware public benefit corporation (the “Company”), created a trust known as the “Anthropic Long-Term Benefit Trust” (the “Trust”) pursuant to a trust agreement effective June 29, 2023;
WHEREAS, the Company established the Trust to strengthen the Company’s commitment to maintaining a responsible balance among the different elements of the Company’s mission;
WHEREAS, to achieve this purpose, the Company granted the Trust certain rights and powers with respect to the Company; and
WHEREAS, the Trust now desires to enter into this Amended and Restated Trust Agreement (this “Agreement”) to further amend the Amended and Restated Anthropic Long-Term Benefit Trust Agreement (the “Existing Agreement”) to reflect certain changes to the governance and operations of the Trust and the Company.
THEREFORE, the Existing Agreement is hereby amended and restated to provide that the Trust shall be held, administered, and managed in accordance with the following terms:
1.CREATION; NAME; PURPOSE
1.1.Creation. The Company irrevocably issued and conveyed to the Trustees all of the Company’s authorized shares of Class T Common Stock. The Voting Trustees and Administrative Trustee irrevocably agreed to hold in trust such shares of stock and such other property contributed by the Company pursuant to that certain Resource and Information Agreement entered into by and between the Company and the Trust, acting by and through the Voting Trustees. The Trust shall be a noncharitable purpose trust within the meaning of Section 3556 of Title 12 of the Delaware Code, as amended. In connection with entry into this Agreement, the Trust, the Company, the holder of the Company’s Class F Common Stock and certain other parties are entering into the Stockholders’ Agreement setting forth the terms and conditions pursuant to which the Trust and certain stockholders of the Company will vote their shares of the Company’s capital stock in favor of certain designees to the Board and on certain other matters and to ensure certain other governance rights of the parties thereto.
1.2.Name. The trust administered hereunder shall be known as the “Anthropic Long-Term Benefit Trust”.
1.3.Purpose. The Voting Trustees and Administrative Trustee shall exercise their powers to achieve the Purpose of the Trust. The Purpose of the Trust shall be to ensure, through the exercise of the rights, powers and preferences of the shares of Class T Common Stock

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and other governance and contractual rights with respect to the Company owned or held by the Trust, that the Company is managed in a manner that responsibly balances the pecuniary interests of the Company’s stockholders, the best interests of those materially affected by the Company’s conduct, and the responsible development and maintenance of advanced AI for the long-term benefit of humanity. The Trust shall have no other purposes and no beneficiaries.
1.4.Definitions. In this Agreement,
a)“Administrative Trustee” has the meaning established in Section 2.9;
b)“Affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” or “controlled by” means the power of a person to direct the affairs of another person by reason of ownership of voting stock, contract or otherwise;
c)“Board” means the board of directors of the Company;
d)“Bylaws” means the bylaws of the Company, as they may be amended from time to time.
e)“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended from time to time.
f)“Company” has the meaning set forth in the recitals to this Agreement;
g)“Class A Common Stock” means Class A Common Stock of the Company, par value $0.00001 per share;
h)“Class E Common Stock” means Class E Common Stock of the Company, par value $0.00001 per share;
i)“Class F Common Stock” means Class F Common Stock of the Company, par value $0.00001 per share;
j)“Class F Sunset Time” has the meaning set forth in the Certificate of Incorporation;
k)“Class T Common Stock” means Class T Common Stock of the Company, par value $0.00001 per share;
l)“Founder LLC” has the meaning set forth in the Certificate of Incorporation;
m)“Founder LLC Agreement” has the meaning set forth in the Certificate of Incorporation;

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n)“IPO Closing Date” means the date of the closing of the initial sale of shares of Class A Common Stock in the Company’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended;
o)“Nominating Committee” has the meaning set forth in the Stockholders’ Agreement;
p)“Non-Trust Voting Shares” means the shares of capital stock of the Company other than (i) shares owned of record or beneficially by the Trustees and (ii) the Class F Common Stock, which are entitled to vote generally pursuant to the terms of the Certificate of Incorporation;
q)“Officer of the Trust” means any senior employee of the Trust who occupies a position analogous to an officer of a Delaware corporation;
r)“Purpose of the Trust” has the meaning established in Section 1.3;
s)“Specified Matter” means the matters subject to Article V, Sections 5.3(b)(iv), 5.4(d)(ii), 5.5(b), 5.5(c)(i) or 5.5(d) of the Certificate of Incorporation or Section 3.5(a) of the Stockholders’ Agreement;
t)“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated on or about the date hereof, by and among the Company, the individuals listed on Schedule I thereto, Anthropic Founders, LLC, a Delaware limited liability company, and the Trust, as it may be amended from time to time;
u)“Trustee” means a trustee or successor trustee of the Trust appointed in accordance with this Agreement, acting not in such person’s individual capacity but solely as trustee of the Trust, and shall include, for the avoidance of doubt, the Administrative Trustee and the Voting Trustees;
v)“Voting Request” has the meaning set forth in the Stockholders’ Agreement;
w)“Voting Trustee” means a Trustee other than the Administrative Trustee; and
x)“Whole Board” has the meaning set forth in the Certificate of Incorporation.
2.TRUSTEES
2.1.Powers.
a)Subject to the powers granted to the Administrative Trustee by Section 2.9, the Trust shall be held, administered, and managed by the Voting Trustees. Except as provided otherwise herein, the Voting Trustees shall have all powers over the Trust property that an unmarried competent owner has over individually owned property and all of the powers granted to a trustee under applicable law, including the powers described in Section 3325 of Title 12 of the Delaware Code, as amended.

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b)Without limiting the powers conferred by Section 2.1(a), the Voting Trustees shall have the power to:
i.acquire, sell, donate, or invest Trust property to the extent such property is held to carry out the Purpose of the Trust;
ii.enter into contracts to carry out the Purpose of the Trust and exercise any rights conferred by any contracts entered by the Trustees;
iii.prosecute or defend claims;
iv.vote, represent, take action by written consent, or exercise any other rights conferred by any security owned by the Trust or take any action that may be taken by stockholders, members, partners, or beneficiaries in any other corporation, company, partnership, enterprise, or trust;
v.obtain insurance for the Trust or its Trustees, Officers of the Trust, employees, or agents;
vi.hire, appoint, terminate, or delegate power to Officers of the Trust, employees, agents, attorneys, or consultants; and
vii.designate custodians or others to hold Trust property.
c)The Voting Trustees may act in the name of the Trust to the same extent they may act on behalf of the Trust in their own names as Voting Trustees, including by entering contracts, owning property, prosecuting or defending claims, and suing or being sued.
d)Notwithstanding any other provision herein, the Trust shall have no power to directly or indirectly own or hold, beneficially or of record, any securities of the Company other than the Class T Common Stock.
e)Except in accordance with Section 2.1(f) with respect to a Specified Matter, the Voting Trustees may not exercise any power conferred by the Class T Common Stock except by the affirmative vote of a majority of the Voting Trustees then in office; provided, that such action may not be taken at any time at which there have been fewer than three Voting Trustees in office for a period exceeding ninety (90) calendar days.
f)The Voting Trustees may not exercise any power conferred on the Trust by contract or by ownership of the Class T Common Stock with respect to a Specified Matter, except upon the affirmative vote of 80% of the Voting Trustees then in office rounded up or down to the nearest whole number (any exact 0.5 rounding up) or pursuant to a Voting Request.
2.2.Number and Personhood. A Voting Trustee shall be a natural person. The number of authorized Voting Trustees shall be fixed at five.

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2.3.Terms of Office. The term of office of each Voting Trustee shall commence on the effective date of such Voting Trustee’s appointment or reappointment pursuant to Section 2.4 and shall end upon the conclusion of the next annual meeting of the Company’s stockholders following the date of such Voting Trustee’s appointment. Subject to Section 2.4, prior to each annual meeting of the Company’s stockholders, the Voting Trustees shall appoint or reappoint the Voting Trustees who are to serve for the next term effective upon the conclusion of such stockholder annual meeting. Notwithstanding anything herein to the contrary, each Voting Trustee shall serve until such person’s successor has been duly appointed and has duly accepted office (unless a majority of the other Voting Trustees then in office have determined that no such successor shall be appointed upon the conclusion of such Voting Trustee’s term), or until the Voting Trustee sooner dies, resigns, retires, or is removed from office.
2.4.Appointment.
a)Except as provided in Section 2.4(d), a new or successor Voting Trustee who is not then in office shall be appointed by a majority of the Voting Trustees then in office. A Voting Trustee who is then in office shall be reappointed by a majority of the other Voting Trustees then in office.
b)Prior to appointing or reappointing any Voting Trustee, the Voting Trustees shall notify the Nominating Committee regarding such appointment or reappointment and shall not make such appointment or reappointment until the earlier of thirty (30) calendar days after the delivery of such notice to or the waiver of such notice by the Nominating Committee.
c)Any Voting Trustee who is appointed to fill a vacancy created upon the death, resignation, removal or other departure from office of any prior Voting Trustee before the expiration of the prior Voting Trustee’s term shall have the same remaining term as that of the prior Voting Trustee.
d)If, at any time, there shall be no Voting Trustees in office, a new Voting Trustee may be appointed by the affirmative vote of 80% of the Whole Board rounded up or down to the nearest whole number (any exact 0.5 rounding up). Upon appointment, any Conflict of Interest possessed by such Voting Trustee at the time of such appointment shall be deemed disclosed and approved in satisfaction of Section 2.5(b).
2.5.Conflicts.
a)For purposes of this Section 2.5:
i.“Conflicted Party” means (i) the Company, (ii) a material competitor of the Company that sells products or services that are reasonably substitutable for, or competitive with, the technology of the Company, (iii) a material contractual counterparty of the Company, and (iv) any other business or entity that has interests materially adverse to those of the Company or the Trust, including, with

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respect to each of clauses (i) through (iv), any Affiliate of the Company (other than, for the avoidance of doubt, the Trust and the Trustees) or of any such competitor, counterparty, or other business or entity;
ii.“Conflict of Interest” includes, with respect to any person, any material pecuniary interest in the affairs of a Conflicted Party possessed by that person or by any spouse, domestic partner, parent, sibling, or child of that person, including without limitation (i) shares of capital stock of or any other equity interest in a Conflicted Party; (ii) any loan to or debt obligation of a Conflicted Party; (iii) service as an officer, director, employee, agent, adviser, or consultant of a Conflicted Party; (iv) receipt of compensation for goods or services provided to a Conflicted Party; and (v) any other benefit received from a Conflicted Party on terms not generally available to members of the public.
b)No Voting Trustee shall possess any Conflict of Interest unless:
i.such Voting Trustee shall disclose all material aspects of such Conflict of Interest and any material changes to such Conflict of Interest to the other Voting Trustees and the Nominating Committee;
ii.the Nominating Committee shall determine that allowing such Conflict of Interest is not inconsistent with the purposes of the Company; and
iii.a majority of the Voting Trustees then in office who do not hold such Conflict of Interest shall determine that allowing such Conflict of Interest is not inconsistent with the Purpose of the Trust.
c)The requirements of this Section 2.5 shall not apply to any interest that is of a de minimis nature or to any interest that has been determined to be of a de minimis nature by a majority of the Voting Trustees then in office who do not hold such interest.
2.6.Compensation. The Voting Trustees’ compensation shall be limited to a cash amount which shall be fixed annually by the Voting Trustees. Such amount shall not exceed an amount that is reasonable in light of the Purpose of the Trust and the duties of the Voting Trustees and shall not vary with or be conditioned upon the profits or any action or inaction of the Company.
2.7.Removal and Resignation.
a)A Voting Trustee may be removed from office with or without cause by (i) the affirmative vote of a majority of the total number of authorized Voting Trustees or (ii) the unanimous approval of the other Voting Trustees then in office and the approval of the Nominating Committee. Prior to removal of any Voting Trustee, the Voting Trustees shall notify the Nominating Committee regarding such removal and shall not

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make such removal until the earlier of thirty (30) calendar days after the delivery of such notice to or the waiver of such notice by the Nominating Committee.
b)Upon petition by an Enforcer (as defined below), the Delaware Court of Chancery may remove a Voting Trustee or Officer of the Trust from office or order other relief, including barring the Voting Trustee or Officer of the Trust from reappointment or further employment by the Trust, if the court finds that:
i.such person (1) has been convicted of, or pled guilty or nolo contendere to, a felony criminal offense or to any other criminal offense involving fraud, dishonesty, embezzlement, misappropriation, financial exploitation, or moral turpitude; (2) has become legally incapacitated, has been adjudicated incompetent, or is otherwise unable to perform the duties of such person’s office for a continuous period of sixty (60) calendar days; (3) habitually abuses alcohol or controlled substances in an addictive manner that materially interferes with such person’s performance of duties; or (4) committed willful misconduct, bad faith, fraud, gross abuse of office, or reckless disregard of duty, or materially breached any duty of confidentiality with regard to the Trust under contract or other applicable law; and
ii.considering such person’s course of conduct and the inadequacy of other available remedies, removal or such other relief would best serve the Purpose of the Trust.
c)A Voting Trustee may resign at any time without cause by giving written notice specifying the effective date of such resignation to the Voting Trustees.
2.8.Action. Except as otherwise required by this Agreement, the Voting Trustees shall act by the affirmative vote of a majority of the Voting Trustees then in office. The Voting Trustees may delegate any portion of their power to a committee of the Voting Trustees or to any Voting Trustee or agent of the Trust as the Voting Trustees may designate; provided that, except as set forth in the Stockholders’ Agreement, no agent may be delegated authority to (a) determine the manner in which the Class T Common Stock will be voted or consented or (b) consent on behalf of the Voting Trustees to any matter for which this Agreement would expressly require the approval of the Voting Trustees (by whatever applicable threshold). An action by the Voting Trustees may be taken either at a meeting of the Voting Trustees or by written consent of the Voting Trustees. The Voting Trustees may meet either in person or by a reasonable means of remote communication. In any action requiring the vote of a certain portion of the total authorized Voting Trustees or directors of the Company (as distinguished from a certain portion of the Voting Trustees or directors of the Company then in office), the number of affirmative votes required will be calculated based on the total number of Voting Trustees or directors authorized by this Agreement or the Certificate of Incorporation and Bylaws, as appropriate, whether or not any Voting Trusteeship or directorship is vacant or unfilled.

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2.9.Administrative Trustee.
a)To ensure the Trust is a Delaware trust with its situs and administration in Delaware, the Voting Trustees shall appoint a bank, trust company, or other entity or institution that has offices for the conduct of Trust business in the State of Delaware to serve as the “Administrative Trustee.”
b)Notwithstanding any other provision herein, the Administrative Trustee shall possess the following powers, which may be exercised without the direction or consent of the Voting Trustees:
i.to maintain bank accounts, brokerage accounts and other custody accounts which receive Trust income and contributions and from which Trust expenditures and distributions are disbursed;
ii.to maintain storage of tangible personalty and evidence of intangible Trust property;
iii.to maintain Trust records;
iv.to maintain an office for Trustee meetings and other trust business;
v.to originate, facilitate, and review Trust accountings and reports as provided by the Voting Trustees;
vi.to respond to inquiries sent to the Administrative Trustee concerning the Trust from the Company, the Voting Trustees, and others, subject to Section 6.3;
vii.to execute documents with respect to Trust account transactions;
viii.to retain accountants, attorneys, investment counsel, agents and other advisers in connection with the performance of the Administrative Trustee’s duties using funds payable from the Trust; and
ix.to prepare or arrange for the preparation of fiduciary income tax returns for the Trust.
c)Notwithstanding any other provision herein, so long as the situs of the Trust is in, and the Trust is governed by the laws of, the State of Delaware, the powers granted to the Administrative Trustee by Section 2.9(b) shall be exercised exclusively by the Administrative Trustee and shall be carried out solely in the State of Delaware.
d)Notwithstanding any other provision herein, the Administrative Trustee shall possess no other powers except those expressly granted by Section 2.9(b). For the avoidance of doubt, the Administrative Trustee shall have no power to:
i.vote, transfer, or exercise any right pertaining to any security of the Company;

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ii.exercise or enforce any right of the Trust against the Company; or
iii.enforce any breach of duty by any Voting Trustee.
e)The Administrative Trustee shall be appointed or removed by the affirmative vote of a majority of the Voting Trustees then in office. The term of office and compensation of the Administrative Trustee shall be established by agreement of the Voting Trustees and the Administrative Trustee, or, in the absence of such agreement, in accordance with the Administrative Trustee’s applicable schedule of rates in effect at the time such compensation becomes payable. The Administrative Trustee may resign at any time without cause by giving written notice specifying the effective date of such resignation to the Voting Trustees.
f)In no event shall the Administrative Trustee be liable for any matter with respect to which it is not authorized to participate hereunder. The Administrative Trustee shall not have any duty to observe, monitor or evaluate the actions of the Voting Trustees and shall not be liable to any party for the failure to remedy a breach of trust even if a Voting Trustee may be guilty of a gross violation of fiduciary duties hereunder. In accordance with Section 3313A of Title 12 of the Delaware Code, as amended, the Administrative Trustee is not liable, individually or as a fiduciary, for any loss resulting directly or indirectly from any action taken by any Voting Trustee in the exercise of such person’s power, and the Administrative Trustee shall be an excluded trustee under Section 3313A of Title 12 of the Delaware Code, as amended, with respect to any power not expressly granted to the Administrative Trustee by Section 2.9(b). The Administrative Trustee shall not be liable for relying on any apparently valid documents or certifications or information provided to it by the Company or the Voting Trustees without inquiry.
2.10.Confidentiality Agreement. No appointment of any Trustee shall be effective, and the Trust shall not employ any Officer of the Trust, unless such Trustee or Officer shall sign a confidentiality agreement approved by the Voting Trustees and the Company. Such approval by the Company shall not be unreasonably withheld, conditioned, or delayed.
3.BYLAWS, CHARTERS, POLICIES, AND PRINCIPLES
The Voting Trustees may adopt bylaws, charters, policies, or principles not inconsistent with this Agreement providing for the administration and management of the Trust. The Voting Trustees may amend or repeal such bylaws, charters, policies, or principles at any time.
4.DURATION; TERMINATION; AMENDMENT
4.1.Duration. Unless terminated as provided herein, the Trust shall continue without limitation of time. If the Trust is deemed to be subject to the law of a jurisdiction that has a rule against perpetuities or similar rule which limits the duration of the Trust, then, with respect to any property of the Trust subject to such rule, the Trust shall terminate

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upon the expiration of the longest period that such property may be held in trust under such rule.
4.2.Action Upon Termination. Upon termination of the Trust, the Voting Trustees shall distribute the remaining assets of the Trust to the Company. If distribution of such assets to the Company shall be unlawful or if the Voting Trustees determine that such distribution to the Company shall be impractical, the Voting Trustees shall distribute the assets in another manner consistent with the Purpose of the Trust. The provisions of Sections 5.2, 5.3, 5.4 and 6.1 shall survive notwithstanding the termination of the Trust.
4.3.Amendment, Termination, and Merger. Except as provided in Section 4.5, this Agreement may be amended, or the Trust may be terminated or merged into another trust or legal entity:
a)at any time, by an affirmative vote of (A) 80% of the Voting Trustees then in office and (B) 80% of the Whole Board, in each case rounded up or down to the nearest whole number (any exact 0.5 rounding up);
b)until the earlier of the Class F Sunset Time and the third anniversary of the IPO Closing Date, upon approval by (i) the holder of the Class F Common Stock then outstanding, (ii) a majority of the votes cast by the Class E Common Stock (subject to a quorum of 40% of the outstanding Class E Common Stock), and (iii) a majority of the votes cast by the Class A Common Stock (subject to a quorum of a majority of outstanding Class A Common Stock) (it being understood that, for the purpose of the foregoing, broker non-votes and abstentions, as applicable, will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast affirmatively or negatively with respect to a proposal);
c)until the Class F Sunset Time, upon approval by (i) the holder of the Class F Common Stock then outstanding, (ii) 75% of the votes cast by the Class E Common Stock (subject to a quorum of a majority of outstanding Class E Common Stock), and (iii) a majority of the votes cast by the Class A Common Stock (subject to a quorum of a majority of outstanding Class A Common Stock) (it being understood that, for the purpose of the foregoing, broker non-votes and abstentions, as applicable, will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast affirmatively or negatively with respect to a proposal); or
d)from and after the Class F Sunset Time, by an affirmative vote of the holders of at least 85% of the outstanding shares of Class A Common Stock at a duly called meeting of the Company’s stockholders.
Except as otherwise provided in this Agreement, the methods of amendment, termination, and merger provided in this Section 4.3 shall be the exclusive methods of amendment of this Agreement or termination or merger of the Trust. This Agreement may not be modified or amended (i) under Section 3338 of Title 12 of the Delaware Code, as amended, except with the consent of a group of persons whose votes or consent

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would be sufficient to amend this Agreement under Section 4.3 or Section 4.5; or (ii) under Section 3342 of Title 12 of the Delaware Code, as amended.
4.4.Termination and Class T Shares. The Trust will terminate if the Trust ceases to hold any shares of Class T Common Stock.
4.5.Judicial Modification or Termination. Notwithstanding anything to the contrary in this Agreement, the Delaware Court of Chancery may modify this Agreement if continuation of the Trust on its prior terms would make the Purpose of the Trust unlawful or impractical to attain or may terminate this Agreement if no such modification is possible in accordance with Sections 3303(b) and 3541 of Title 12 of the Delaware Code, as amended.
5.ENFORCEMENT; LIMITATION OF LIABILITIES; INDEMNIFICATION
5.1.Enforcement. Pursuant to Sections 3303(b) and 3556(3) of Title 12 of the Delaware Code, as amended, the Trust may be enforced exclusively by and only by (1) a Voting Trustee, (2) the Company, (3) the holder of the Company’s Class F Common Stock or (4) a person or group of persons that have collectively beneficially owned (for purposes of Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) continuously for not less than one year shares of capital stock of the Company representing not less than 10% of the voting power of the Non-Trust Voting Shares and who continue to hold not less than 10% of the voting power of the Non-Trust Voting Shares throughout the duration of any suit or action to enforce the Trust (each, an “Enforcer”), and no person that has an interest in the declared Purpose of the Trust, by reason of such interest, may petition the Delaware Court of Chancery for an order that appoints a person or entity as enforcer to enforce the terms of the Trust or to remove any Enforcer. Notwithstanding Section 3556(5) of Title 12 of the Delaware Code, as amended, or any other provision of law, no Enforcer other than a Voting Trustee shall owe any fiduciary duty in the exercise or non-exercise of such person’s power as an Enforcer. Notwithstanding Section 3556(8) of Title 12 of the Delaware Code, as amended, or any other provision of law, no person(s) constituting an Enforcer solely pursuant to clause (4) of this Section 5.1 shall be deemed an “interested person” for purposes of effectuating a nonjudicial settlement agreement with respect to the Trust under Section 3338 of Title 12 of the Delaware Code, as amended.
5.2.Limitation of Liabilities. No Voting Trustee, Administrative Trustee, or Officer of the Trust shall be liable for any breach of duty to the Trust unless such Voting Trustee, Administrative Trustee, or Officer of the Trust shall have committed willful misconduct with regard to the Trust, proved by clear and convincing evidence in the Delaware Court of Chancery.
5.3.Limitation to Trust Assets. A person extending credit to, contracting with, or having any claim against the Trust may recover payment only from the assets of the Trust. No person who is or has been a Voting Trustee, Administrative Trustee, Officer of the Trust,

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Enforcer, employee, or agent of the Trust shall be personally liable for any debts of the Trust.
5.4.Indemnification.
a)In this Section 5.4,
i.“Covered Person” means any person who is or has been a Voting Trustee, an Administrative Trustee, or an Officer of the Trust;
ii.“Covered Proceeding” means any Proceeding in which a Covered Person becomes involved as a party, a witness, or otherwise by virtue of being or having been a Covered Person, including any Proceeding to establish, enforce, or interpret the rights of such Covered Person to indemnification under this Agreement or any other agreement between such Covered Person and the Trust or the Company;
iii.“Disinterested Voting Trustee” means a Voting Trustee against whom no Proceeding on the same or similar grounds as the Proceeding in question is or has been threatened, pending, or completed;
iv.“Expenses” includes attorneys’ and experts’ fees, costs, and other expenses incurred in connection with any Proceeding;
v.“Liabilities” includes any liabilities, losses, fines, penalties, and amounts paid in judgment, settlement, or compromise in connection with any Proceeding; and
vi.“Proceeding” includes any claim, action, suit, arbitration, alternative dispute resolution procedure, or other proceeding of a legal or equitable character, whether threatened, pending, or completed, or civil, criminal, administrative, or investigative.
b)Except as provided in Section 5.4(c), the Trust shall indemnify, defend, and hold harmless any Covered Person against all Liabilities and Expenses actually and reasonably incurred or paid by such Covered Person in connection with any Covered Proceeding.
c)No indemnification shall be provided by the Trust under Section 5.4(b):
i.against any Liability incurred by reason of a final adjudication on the merits by the court or other body before which a Covered Proceeding was brought that the Covered Person acted in a manner that would render the limitation of liabilities in Section 5.2 inapplicable; or
ii.in the event of a settlement or compromise of a Covered Proceeding involving a payment by a Covered Person prior to a final adjudication on the merits as provided in Section 5.4(c)(i), unless the settlement or compromise has been

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approved in advance or ratified after the fact by the affirmative vote of a majority of the Disinterested Voting Trustees, or, if there are no such Disinterested Voting Trustees, by the court or other body before which the Covered Proceeding was brought or by an arbitrator that is mutually agreeable to the Voting Trustees and the Company, and in no event shall such approval by the Disinterested Voting Trustees be unreasonably withheld, conditioned, or delayed.
d)The rights of indemnification provided herein may be insured against by policies maintained by the Trust or the Company, shall be severable, shall not affect any other rights to which any Covered Person may be entitled, shall continue as to a person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, executors, administrators, legal or personal representatives, and successors in interest of such Covered Person. Nothing contained herein shall limit the Voting Trustees from entering into other insurance arrangements or affect any rights to indemnification or advancement to which any Covered Person may be entitled by contract or otherwise under law.
e)Expenses shall be advanced to a Covered Person by the Trust prior to final disposition of a Covered Proceeding upon receipt by the Trust of an undertaking by or on behalf of the Covered Person to repay such amount if it is ultimately determined under Section 5.4(c) that such Covered Person is not entitled to indemnification. Such undertaking shall be accepted by the Trust without any security or bond.
f)If a written claim for indemnification or advancement is not paid in full within thirty (30) calendar days after such claim shall have been received by the Trust and the Company, the Covered Person making such claim may bring suit against the Voting Trustees and the Company to recover the unpaid amount of such claim from the assets of the Trust, and if successful in whole or in part, such Covered Person shall also be entitled to be paid any Expense of prosecuting such suit.
g)In the case of a claim for indemnification or advancement against the Trust arising out of acts, events, or circumstances for which the Covered Person may be entitled to indemnification or advancement pursuant to a policy of insurance maintained by the Trust or the Company or pursuant to an agreement between such Covered Person and the Company, such Covered Person’s right to indemnification and advancement of Expenses under this Section 5.4 shall be reduced to the extent of any amounts paid to the Covered Person by an insurer or the Company.
h)The rights of indemnification and advancement provided in this Section 5.4 shall survive for a period of six years from the termination of the Trust and shall not be eliminated or impaired by any amendment to this Agreement after the occurrence of the act or omission that is the subject of the Covered Proceeding for which indemnification or advancement is sought.
i)The Company hereby guarantees and promises to pay as and when due any amounts duly owed by the Trust to a Covered Person for indemnification or advancement under this Section 5.4. This guaranty is a guaranty of payment and not of collection.

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j)The Trust may indemnify employees and agents of the Trust other than Covered Persons against Expenses and Liabilities on terms to be established by the Voting Trustees.
6.MISCELLANEOUS
6.1.Place of Administration and Governing Law. The principal place of administration of the Trust shall be Delaware. The administration of the Trust, the validity, interpretation, and construction of the Trust, and the rights and duties of any party to the Trust shall be governed by the laws of Delaware. The laws governing the Trust shall not change on account of any change in the principal place of administration of the Trust. The parties hereto irrevocably and unconditionally agree that, to the fullest extent permitted by law, all claims with respect to any legal dispute arising under this Agreement shall be heard and determined in and subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware, or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court.
6.2.Reports. The Voting Trustees may deliver reports periodically to the Company. A report referred to in this section may consist of a summary statement of the Trust’s financial position. If such a report is delivered, the Voting Trustees and Administrative Trustee shall be relieved and discharged, as if such report had been settled and allowed by a final judgment or decree of a court of competent jurisdiction in a contested proceeding, unless protested by written notice to the Voting Trustees within sixty (60) calendar days of receipt thereof by the Company.
6.3.Inquiries, Records, and Inspection. Except as provided herein, the Administrative Trustee shall retain the books and records of the Trust. The Administrative Trustee shall notify the Voting Trustees of any request for access to such books or records or any other inquiry about the Trust and shall not respond to any such request or inquiry without the approval of the Voting Trustees. The Voting Trustees may withhold such approval or choose not to respond to any request for access to books or records or any inquiry about the Trust that they receive directly if they determine that responding to such request or inquiry or providing access to such books or records would not further the Purpose of the Trust.
6.4.Execution and References. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective upon execution by the Company, the Administrative Trustee and each of the Voting Trustees. Any use of a gendered pronoun or similar part of speech refers generically to any person, regardless of gender.
[Signature Pages Follow]

Anthropic Long-Term Benefit Trust
Amended and Restated Trust Agreement
IN WITNESS WHEREOF, the Company, the Administrative Trustee, and the Voting Trustees have signed this Agreement on the dates set forth below to acknowledge receipt of this Agreement and to agree to the terms and conditions hereof.

COMPANY

Anthropic, PBC

By:

Name:

Dated:
[Signature page of Anthropic Long-Term Benefit Trust Agreement]

Anthropic Long-Term Benefit Trust
Amended and Restated Trust Agreement

ADMINISTRATIVE TRUSTEE

The Bryn Mawr Trust Company of Delaware

By:

Name:

Its:

Dated:
CORPORATE ACKNOWLEDGEMENT
IN WITNESS WHEREOF, The Bryn Mawr Trust Company of Delaware, has caused its name by________________, its ____________to be hereunto set, and the common and corporate seal of the said corporation to be hereunto affixed and duly attested by its _____________, the day and year aforesaid.

The Bryn Mawr Trust Company of Delaware

By:

Title:

Attest:

Corporate Seal
Title:
[Signature page of Anthropic Long-Term Benefit Trust Agreement]

VOTING TRUSTEE

Ben S. Bernanke

Dated:

VOTING TRUSTEE

Richard Fontaine

Dated:

VOTING TRUSTEE

Neil “Buddy” Shah

Dated:
[Signature page of Anthropic Long-Term Benefit Trust Agreement]